MARK LECH JAWORSKI M.SC.

Polish/English/Polski

LEGAL AND TECHNICAL TRANSLATIONS

48331 BENTALL CENTRE VANCOUVER BC V7X 1A1

Tel: (604) 454-9013 Fax: (604) 454-9023 Cell: (604) 454-4816

E-mail: mark_jaworski@applesbc.bc.ca

Member of:

B.C. Professional Legal Interpreters (604) 291-2103
Certified Legal Interpreters Of BC (604) 689-3611
TEPI Polish Society of Economic, Legal And Court Translators, Warsaw Poland

Translation of the finance document from the Polish language

{Translator's comments are italicized and in brackets}

TERM SHEET

A. Credit For Investment In Technological Line

Amount of credit: Up to $6,400,000 USD in equivalent of New Polish Zlotys

Intent of credit: To purchase the equipment for the technological line of Zabokliki near Siedlce plant, according to the contract of the Company with Andersen Montage A/S

Expiry of the credit: Until 30 of June 2003

Use of credit: According to the planned schedule of completion of investment, but no longer than 30th of September 2000

Release of funds: Release will be made on written request of the Debtor, delivered to the Bank at least five working days before suggested time of payment, with enclosed documents required for release, endorsed by authorized officer of the Company and approved by the Bank

Interest rate: WIBOR {Polish Prime} rate for three months deposits plus Bank's additional spread of:

a). 3.0 points during the construction

b). 2.5 points after completion of construction

If any payment due is not made on time it will be bearing interest according to the rate of interest at the time, with the penalty of 4 points.

Interest repayment: During the construction, interest is calculated monthly and not payable. After completion of the construction all interest will be calculated and capitalized once as add-on interest to the amount of the loan payable in one installment on 30 of September 2000. From that time on interest will be calculated and paid as current obligation on the Interest Payment Day.

Interest Payment Day: Last day of the calendar month, of the month when credit is granted, and each subsequent last working day of each following month until the whole credit is repaid.

Arrangement Fee

- Initial of 1% of the amount of credit, paid from the own resources by the Debtor during the first 7 days after the Credit Agreement has been signed.

- When in effect 0.25% annually from unused portion of the credit, paid from the own resources of the Debtor on Interest Payment Day.

Conditions precedent for a release of he first installment of a credit:

1. Use of own funds to cover no less than 35% of total value of the investment and confirmation of that fact by independent auditor chosen by the Bank

2. Determination of legal protection for repayment of the credit

3. Signing of an agreement wth a KE Anderson Montage A/S in a form previously approved by the Bank

4. Possession of the current building permit and other required by law permits and licenses of legal nature

5. Obtaining current appraisal of the real estate used for a project

6. Undertaking by the Company to finance from their own means all possible overruns of the current value of the project

7. Nonoccurrence of any cause for not compliance with a Credit Agreement and nonexistence of any conditions which may potentially lead to change of this Agreement

Conditions precedent for a release of the subsequent installments of a credit:

1. Fulfillment of all obligations of the debtor

2. Nonoccurrence of any cause for not compliance with a Credit Agreement and nonexistence of any conditions which may potentially lead to change of this Agreement

Additional conditions:

1. Financing remaining investment from the own resource, according to the planned schedule of completion of investment

2. Undertaking of the Debtor to deal exclusively with BIG Bank Gdanski S.A. keeping all accounts there and that in the case of such a necessity not to sign new agreement to operate the bank account with another bank without the Bank's approval

3. Empower BIG Bank Gdanski to manage means accumulated on the bank accounts of the Debtor up to the limits of the current indebtedness to the Creditor including interest payable, commissions and costs which may occur in regards to the credit given.

4. Undertaking of the Debtor to service long term indebtedness to the BIG Bank Gdanski S.A. as a first priority. (Repayment of other long-term obligations and payment of the dividends require Bank's approval).

5. Undertaking of the Debtor to sign long term contracts (no later than before opening of a production line) for delivery of the raw materials in a quantity covering at least 50% of production capacity.

Repayment of the credit: In 11 equal quarterly installments, on the Days of Interest Payment, after completion of the project. First installment is due on 30 of December 1999.

Prepayment of the credit: Repayment before it is due may take place in amount of not less than $1 million US or a multiply of it, at the time of repayment of the installments of a credit. Bank has to be notified 30 days in advance about such a prepayment. Lack of prompt notification costs Debtor 1% penalty of the amount of the prepaid credit. Amounts paid in advance cannot be used again.

Cancellation of a credit: Debtor has a right to give up the whole credit or its part, without penalty when the Bank is notified 30 days in advance. If that period is not kept, Debtor pays 0.25% penalty of the amount given up.

Security:

1. Mortgage registered on a real estate used for a project in the name of the Bank as a Mortgagee

2. Registered assignment to the Bank of an equipment, for a purchase of which this credit has been obtained, and until such an assignment is enacted, an undertaking that it will be registered.

3. Assignment of all commercial contracts signed with clients and suppliers.

4. Issuance by the Company of 11 blank bills of exchange, endorsed by the shareholder to secure repayment of the credit, with a right to present each of them at the amount of each unpaid installment with the interest charges, penalties and all costs incurred by the Bank in granting credit and bills of exchange at the amount mentioned(Debtor pays for all expenses related to filling those bills of exchange by the Bank, they will be returned to the Debtor after repayment of the respective installments, the last bill of exchange will be returned during 7 working days after complete reconciliation of accounts with a Bank)

5. Assignment to the Bank a contract with a KE Anderson Montage A/S for a supply of the technological equipment.

6. Assignment to the Bank of all technical documentation related to the completion of the project and all lists of permits and authorizations as much as legally possible.

7. Assignment to the Bank all insurance policies obtained in regards to the construction and exploitation of the plant until the whole credit is repaid.

8. Undertaking of the shareholder to assign to the Bank, his shares in case of not fulfillment of the obligations of a Credit Agreement

Declaration of full disclosure to the Bank:

Debtor will declare that all information given to the Bank is factual.

Debtor's obligations:

1. Complete project on time specified in Credit Agreement resulting from the schedule of construction, which is no later than 30th of September 2000.

2. Prepare and submit to the Bank, paid from own means, quarterly financial report and semi annual and annual Company financial statement in a form approved by the Bank in 10 days from the time of preparation

3. Submit to the Bank, audited annual financial statement prepared by the independent auditor in 10 days from its preparation.

4. Submit to the Bank quarterly technical report prepared by independent expert suggested by the Bank and paid by the Debtor from own resources

5. Obey legal requirements and regulations regarding environmental protection not to interrupt or abandon completion of the project without Bank's approval

6. Not to assign any material rights or accept any charges against property of the Debtor without Bank's approval

7. Not to make any obligations posing credit risks or act in a way influencing legal, organizational and material situation of the Debtor without prior approval of the Bank, in particular in the matters of disposal of real estate property

8. Not to make any obligations exceeding the sum of $200,000 USD without written authorization of the Bank.

Costs of Bank's Guaranty funds are covered by the Debtor

B. Short term credit, which could be extended, for servicing indebtness required to pay goods and services tax on a purchase of technological line

Amount of credit: Up to $750,000 USD in equivalent of New Polish Zlotys

Intent of credit: To pay goods and services taxes due on the purchase of the equipment for technological line of Zabokliki near Siedlce plant, according to the contract of the Company with Anderson Montage A/S

Expiry of the credit: Until 30 of September 2000

Use of credit: According to the planned schedule of completion of investment, but no longer than 31st of July 2000

Interest rate: WIBOR {Polish Prime } rate for three months deposits plus Bank's additional spread of: 3.0 points.

If any payment due is not made on time it will be bearing interest according to the rate of interest at the time, with the penalty 4 points.

Interest repayment: During the credit period, interest will be calculated monthly and paid as current obligation, from the own resources of the Debtor, on the Interest Payment Day.

Arrangement Fee:

- initial of 1% of the amount of credit, paid from the own resources by the Debtor during the first 7 days after the Credit Agreement has been signed.

- When in effect 0.25% annually from unused portion of the credit, paid from the own resources of the Debtor on Interest Payment Day.

Conditions precedent for a release of the first installation of a credit:

The same as for an investment credit

Repayment of the credit: Currently as terms of Goods and Services Tax refunds are due from the Department of Treasury. No later than 30 of September 2000.

Security:

1. Assignment to the Bank of the Goods and Services Tax refund from the Department of Treasury.

2. Charge for the amount up to $900,000 US in honor of the Bank, on the real estate property on which proposed investment is being built.

3. Assignment to the Bank of an equipment financed by the credit and before completion seizure of means purchased as a security.

4. Issuance by the Company blank bill of exchange, endorsed by the shareholder. Bill of exchange will be returned to the Debtor within 7 working days after complete reconciliation of accounts with a Bank takes place.

5. Assignment to the Bank all insurance policies obtained in regards to the construction and exploitation of the plant until the whole credit is repaid.

6. Undertaking of the shareholder to assign to the Bank, his shares in case of not fulfillment of the obligations of a Credit Agreement

Remaining conditions are identical to the investment credit terms.

Translator's endorsement: I, Mark Lech Jaworski, Legal Interpreter and Translator, of Vancouver, B.C., DO SOLEMNLY DECLARE THAT:

1. I have knowledge of Polish and English languages and I am competent to translate from one to the other.

2. I performed the above translation on the Tuesday, 18 January 2000, word by word and certify its accuracy to the best of my abilities, information and belief.